Splinternet Expands Its Holdings in Anti-Terrorism Market By Acquiring Vidiation, Inc.

Splinternet’s Integrated Unattended Sensor Network Detects Radiological Threats Alerting Authorities to Dirty Bombs

Norwalk, CT - April 30, 2008: Splinternet Holdings, Inc., (OTC BB: SLNH.OB) announced today that it has closed its acquisition of privately-held Vidiation, Inc., a development-stage radiation detection marketing company whose team of experts will help to implement the commercialization of Splinternet’s proven radiation detection architecture and alert system, DefenTect™.

Illinois-based Vidiation, Inc., was formed in 2006 to market advanced homeland security technologies as a defense against the worldwide threat of terrorism. Previously, Vidiation and Splinternet had cross-reseller agreements for radiation detection technologies. The companies are committed to creating a critical part of the protection network against radiological terrorism.

Splinternet’s DefenTect™ gamma radiation detection system integrates a wide-area pervasive grid of sensors, networked via IP, and a Web-enabled management and messaging system. When high-energy gamma rays from dirty bomb substances interact with Splinternet’s GammaTect™ sensors, proprietary algorithms analyze the data and alert authorities to radiation that may pose a security threat.

“Vidiation and Splinternet are dedicated to developing integrated protection systems to thwart illegal transport of radiological source material,” said James Ackerly, CEO of Splinternet. “By working together, next generation radiological detection systems will be accelerated to market.”

The U.S. regards the prospect of a radiological terrorist attack to be one of its most serious security challenges, according to homeland security experts, Civitas. The availability of a wide range of radioactive materials commonly used in industry potentially provides attackers with increased opportunity to build radiological dispersal devices (RDDs).

Cesium-137, commonly used for treatment in hospitals, or Cobalt-60, used to irradiate food, can be turned into terrorist weapons causing drastic economic, psychological and sociological devastation. DefenTect™ can be deployed in hospitals, at transit sites, seaports, government buildings, package handling facilities, entertainment centers and border crossings to defend against unlawful possession or transport of source materials and ultimately acts of terrorism using radioactive materials.

About Splinternet Holdings, Inc.

Splinternet Holdings, Inc., based in Norwalk, CT, is a company whose wholly-owned subsidiaries are Vidiation, Inc., and Splinternet Communications, Inc. Splinternet Communications is a developer of products, services and marketing strategies centered around opportunities in Internet communications. Vidiation, Inc., (www.vidiation.com) is a homeland security technology firm marketing radiation detection systems that detect threat level radioactive materials used in the manufacture of dirty bombs and other terrorist devices. Splinternet Holdings is actively seeking investment opportunities in private and publicly-held businesses with strategic technology and market fit which would benefit from using web-based communications. Splinternet is publicly traded (OTC BB: SLNH.OB). For more information on Splinternet go to www.splinter.net

Contact:

Laura Wessner/Vice President of Corporate Development
Splinternet Holdings, Inc.
203-354-9164
lw@splinter.net